UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 19, 2011
TIME WARNER INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)
212-484-8000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 19, 2011, Time Warner Inc. (“Time Warner” or the “Company”) entered into two new senior unsecured credit facilities consisting of a $2.5 billion three-year revolving credit facility (the “Three-Year Revolving Credit Facility”) and a $2.5 billion five-year revolving credit facility (the “Five-Year Revolving Credit Facility” and, together with the Three-Year Credit Facility, the “Revolving Credit Facilities”) pursuant to a Credit Agreement, dated as of January 19, 2011 (the “New Credit Agreement”), among Time Warner and Time Warner International Finance Limited (“TWIFL”), as borrowers, the lenders from time to time party thereto and Citibank, N.A., as administrative agent.
Concurrently with the effectiveness of the New Credit Agreement, Time Warner and TWIFL terminated their existing $5.0 billion senior unsecured five-year revolving credit facility that was scheduled to mature on February 17, 2011 (the “Prior Credit Agreement”). As of January 19, 2011, there were no borrowings outstanding under the Prior Credit Agreement.
The Three-Year Revolving Credit Facility has a maturity date of January 19, 2014, and the Five-Year Revolving Credit Facility has a maturity date of January 19, 2016. Borrowings under the Revolving Credit Facilities may be made in U.S. dollars, British pounds, Euros or Japanese yen. Borrowings under each of the Revolving Credit Facilities bear interest at a rate based on the debt rating for Time Warner’s senior unsecured long-term debt and the percentage of commitments used under the facility. Based on the debt rating as of January 19, 2011, borrowings under each of the Revolving Credit Facilities would bear interest at a rate equal to (i) LIBOR (TIBOR in the case of yen borrowings) plus 1.25% per year if the percentage of commitments used under the facility does not exceed 25% or (ii) LIBOR (TIBOR in the case of yen borrowings) plus 1.50% per year if the percentage of commitments used under the facility exceeds 25%. The borrowers must also pay a facility fee for each facility based on the debt rating for Time Warner’s senior unsecured long-term debt and the aggregate amount of the commitments under the facility. Based on the debt rating as of January 19, 2011, the facility fee is 0.225% per year on the aggregate amount of commitments under the Three-Year Revolving Credit Facility and 0.300% per year on the aggregate amount of commitments under the Five-Year Revolving Credit Facility. The Five-Year Revolving Credit Facility contains letter of credit and swingline loan sub-facilities. The provisions of the New Credit Agreement, including representations, warranties, covenants and events of default, are substantially similar to the provisions of the Prior Credit Agreement. The New Credit Agreement does not contain any credit ratings-based defaults or covenants or any ongoing covenants or representations specifically relating to a material adverse change in Time Warner’s financial condition or results of operations. Amounts may be borrowed under the New Credit Agreement on same-day notice. As with the Prior Credit Agreement, the New Credit Agreement contains a maximum consolidated leverage ratio covenant of 4.5 times the consolidated EBITDA of Time Warner. The obligations of each borrower under the New Credit Agreement are directly or indirectly guaranteed by Historic TW Inc., Home Box Office, Inc. and Turner Broadcasting System, Inc. The obligations of TWIFL under the New Credit Agreement are also guaranteed by Time Warner. The borrowers may from time to time, so long as no default or event of default has occurred and is continuing, increase the commitments under either or both of the Revolving Credit Facilities by up to $500 million per facility by adding new commitments or increasing the commitments of willing lenders.
Borrowings under the Revolving Credit Facilities will be used for Time Warner’s working capital needs and other general corporate purposes, including the support of commercial paper borrowings.
The foregoing description of the Revolving Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Some of the lenders under the New Credit Agreement and their affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for Time Warner and its subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

Item 1.02. Termination of a Material Definitive Agreement.
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.02 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

99.1	Credit Agreement, dated as of January 19, 2011, among Time Warner and Time Warner International Finance Limited, as borrowers, the lenders party thereto and Citibank, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ John K. Martin, Jr.
	Name:	John K. Martin, Jr.
	Title:	Executive Vice President, Chief Financial and Administrative Officer

Date: January 20, 2011

EXHIBIT INDEX

Exhibit	Description

99.1	Credit Agreement, dated as of January 19, 2011, among Time Warner and Time Warner International Finance Limited, as borrowers, the lenders party thereto and Citibank, N.A., as administrative agent.